Exhibit (e)(5)

THE GYMBOREE CORPORATION

500 Howard Street

San Francisco, California 94105

September 13, 2010

Strictly Confidential

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, MA 02199

Re:    Amendment to Confidentiality Agreement

Ladies and Gentlemen:

Reference is made to that certain Confidentiality Agreement, dated August 9, 2010 (the “Confidentiality Agreement”), by and between The Gymboree Corporation, a Delaware corporation (together with its subsidiaries, the “Company”) and Bain Capital Partners, LLC (“you”). The Company and you hereby agree as follows:

1. Section 2(c) of the Confidentiality Agreement is hereby amended by inserting, after the word “notice” in the first sentence of Section 2(c), the words:

“(if and to the extent permitted by law or regulatory authority policy)”

2. Section 2(c) of the Confidentiality Agreement is hereby amended by inserting, at the end thereof, the following sentence:

“Notwithstanding the foregoing, you and your Representatives may disclose without notice or consent Evaluation Material and Discussion Information to a regulatory authority as requested or required by such authority in connection with a general regulatory examination or inspection not targeted at the Company or a Possible Transaction, provided you and your Representatives exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Evaluation Material and the Discussion Information.”

Except as amended hereby, the Confidentiality Agreement shall continue to be and shall remain in full force and effect in accordance with its terms, and nothing in this amendment shall be deemed to constitute a waiver of noncompliance by the Company or you with respect to any other term or provision of the Confidentiality Agreement. Capitalized terms used in this amendment but not otherwise defined herein shall have the respective meanings ascribed thereto in the Confidentiality Agreement. This amendment may be signed by facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single document.

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Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return to the undersigned the duplicate copy of this amendment enclosed herewith, whereupon this amendment shall become a binding agreement between the parties hereto.

Very truly yours,

THE GYMBOREE CORPORATION

By:	/s/ Matthew McCauley
	Name:	Matthew McCauley
	Title:	Chairman and CEO

ACCEPTED AND AGREED TO as of the date first written above:

BAIN CAPITAL PARTNERS, LLC

By:	/s/ Jordan Hitch
	Name:	Jordan Hitch
	Title:	Managing Director